                                                                      Exhibit 11

                  Financial Services Acquisition Corporation

               STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)


                                                                                For the Three  Months Ended
                                                                          March 31, 1997         March 31, 1996
                                                                          --------------         --------------
  Average Weighted Common Shares Outstanding                                  8,949,656               8,949,656
  Primary Earnings Per Share                                               $       0.12           $         .39


The Merger has been accounted for as a recapitalization of EBIC, with the issuance of shares by EBIC for the net assets of the Company. The consolidated results of operations and financial position of the Company for periods and dates prior to the Merger are the consolidated historical results of operations and financial position of EBIC and its subsidiaries and affiliates for such periods and dates. Shares outstanding and related earnings per share information for the three months ended March 31, 1996 have been presented as if all shares outstanding at March 31, 1997 had been issued and were outstanding for the merged and recapitalized entity for the three months ended March 31, 1996.

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